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EXHIBIT 11.1

                       NETSCAPE COMMUNICATIONS CORPORATION
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                                   (unaudited)

(in thousands, except per share data)

                                                                   Three Months Ended            Six Months Ended
                                                                        June 30,                      June 30,
                                                                ------------------------       ---------------------
                                                                    1996          1995          1996          1995
                                                                -----------     --------       -------      --------
Primary:
 Weighted average common stock outstanding                          84,066       40,268         82,492       40,266
 Stock related to SAB No.64 and 83                                       -       29,651              -       29,651
 Net effect of dilutive stock options based on the
  treasury stock method using average market price                   3,871            -          3,978            -
                                                                ----------       -------        ------      -------
   Total weighted average common and
   common equivalent shares outstanding
                                                                    87,937        69,919        86,470       69,917
                                                                ==========       =======       =======      =======
Net income (loss)                                               $     906        $(2,792)      $ 4,495      $(7,299)
                                                                ==========       =======       =======      =======
Net income (loss) per share                                     $    0.01        $(0.04)       $  0.05      $ (0.10)
                                                                ==========       =======       =======      =======
Fully diluted:
 Weighted average common stock outstanding                         84,066        40,268         82,492       40,266
 Stock related to SAB No.64 and 83                                      -        29,651              -       29,651
 Net effect of dilutive stock options based on the
  treasury stock method using quarter-end market price              3,923             -          4,040            -
                                                                ----------       ------        -------      -------
   Total weighted average common and
   common equivalent shares outstanding
                                                                   87,989        69,919         86,532       69,917
                                                                ==========       ======        =======      =======
Net income (loss)                                               $    906         $2,792)       $ 4,495      $(7,299)
                                                                ==========       ======        =======      =======
Net income (loss) per share                                     $   0.01         $(0.04)       $  0.05      $ (0.10)
                                                                ==========       ======        =======      =======

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